Exhibit 99.1

Kopin announces restructuring with partial spinout of OLED Development Unit and Reduction in Force

●	Kopin retains ownership of OLED Intellectual Property with exclusive bilateral license to newly formed Lightning Silicon, Inc. which will focus on advancing OLED microdisplay technologies and manufacturing strategies for the consumer AR and VR applications
●	Kopin will retain 20% ownership in Lightning Silicon Technology, Inc. and receive royalties
●	Lightning Silicon operates independently of Kopin
●	Kopin further announces Reduction in Force due to increased efficiencies and profitability plan

WESTBOROUGH, Mass. – January 5, 2023- Kopin® Corporation (NASDAQ: KOPN), a leading developer and provider of transmissive and reflective active-matrix liquid crystal (LCDs), organic light emitting diode (OLED) and inorganic light emitting diode (LED) microdisplays, announces it has entered in a Technology License Agreement (the Agreement) with Lightning Silicon Technology, Inc. (Lightning Silicon), a California company. Lightning Silicon is a company formed by Dr. John C.C. Fan, Kopin’s Chairman of Board, and former Chief Executive Officer, to develop and supply advanced organic light emitting diode (OLED) microdisplays for the consumer augmented reality (AR) and virtual reality (VR) markets.

“This Agreement is part of our plan to restore profitability to Kopin by focusing our resources on new and existing defense, industrial and consumer applications which are in line with our strategic plan.” said Mr. Michael Murray, Kopin’s Chief Executive Officer. “The agreement allows Kopin to reduce personnel, development and operational costs associated with OLED development, while continuing to both serve our core markets with all microdisplay technologies and participate in the consumer market upside, as it matures. In addition to the employees moving to Lightning Silicon, we also reduced headcount in our other product lines due in part to our operational improvement strategies providing increased efficiencies. As a result of the transactions above Kopin’s annualized payroll expense, excluding severance and similar benefits, are expected to decrease by approximately 20% since December 31, 2022,” said Mr. Murray.

Under the terms of the Agreement Lightning Silicon will receive a license to certain Kopin intellectual property to develop, manufacture and sell OLED technologies for use in the consumer market. Kopin will receive an equity interest in Lightning Silicon and royalties from the sale of products related to the licenses. Kopin retains the ability and rights to develop, manufacture and sell OLED displays and complete optical solutions that include microdisplays to its core base in the defense and enterprise markets, as well as value added Consumer applications. We believe Kopin is the only provider that can offer fully integrated optical solutions with OLED, LCD, LCOS and micro-LED microdisplay technology, enabling it to provide the right technology for the application.

“Consumer AR and VR products are projected to be a multi-billion-dollar markets.” Said Dr. John C.C. Fan, Kopin’s Chairman of the Board of Directors. “Lightning Silicon was founded to focus on further research and development of additional advanced OLED Displays and optics and lower cost manufacturing capabilities which will require additional investment and the establishment of low-cost production partnerships. To this end, Lightning Silicon is forming a close partnership with Lakeside Lightning Semiconductor Co. Ltd. based in Jiangsu, China who recently held a ground-breaking ceremony on a new 12” OLED fab to bring these advanced OLED microdisplays to market at high volume and low cost. The new 12” facility, together with Lakeside’s existing 8” wafer fab, is expected to provide large-volume, low-cost manufacturing capability to support AR and VR market demands,” said Dr. Fan.

About Kopin

Kopin Corporation is a leading developer and provider of innovative display and optical technologies sold as critical components and subassemblies for military, industrial and consumer products. Kopin’s technology portfolio includes ultra-small Active-Matrix Liquid Crystal displays (AMLCD), Liquid Crystal on Silicon (LCOS) displays and Organic Light Emitting Diode (OLED) displays, a variety of optics, and low-power ASICs. For more information, please visit Kopin’s website at www.kopin.com.

About Lakeside Optoelectronic Technology Co., Ltd.

is an OLED technology developer and OLED microdisplay manufacturer having a factory in Changzhou, China. For more information, please visit Lakeside’s website at www.hupanoled.com.

Contact:

Richard Sneider, 508-870-5959

Treasurer and Chief Financial Officer

Richard_Sneider@kopin.com

Forward-Looking Statements

Statements in this press release may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are subject to the safe harbor created by such sections. Words such as “expects,” “believes,” “can,” “will,” “estimates,” and variations of such words and similar expressions, and the negatives thereof, are intended to identify such forward-looking statements. We caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and advise readers that these forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, estimates, and assumptions by us that are difficult to predict. These forward-looking statements may include statements with respect to our expectation that the consumer AR and VR products are projected to be a multi-billion-dollar markets; that Lakeside’s new 12” facility, together with Lakeside’s existing 8” wafer fab, is expected to provide large-volume, low-cost manufacturing capability to support AR and VR market demands; our belief that Kopin is the only provider that can offer fully integrated optical solutions with OLED, LCD, LCOS and micro-LED microdisplay technology, enabling it to provide the right technology for the application; and our expectation that our payroll expenses will be reduced by approximately 25%; . All such forward-looking statements, whether written or oral, and whether made by us or on our behalf, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany the forward-looking statements. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release, except as may otherwise be required by the federal securities laws. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in Part I, Item 1A. Risk Factors; Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations; and other parts of our Annual Report on Form 10-K for the fiscal year ended December 25, 2021, or as updated from time to time our Securities and Exchange Commission filings.